PIONEER POWER SOLUTIONS, INC. FORM 8-K

Exhibit 99.1

Pioneer Power Reports Third Quarter 2021 Financial Results

Also Notes Accelerating Growth of E-Bloc and Recent Launch of E-Boost© Products for the EV Charging Market

FORT LEE, N.J., Nov. 16, 2021 /PRNewswire/ -- Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” "Pioneer Power" or the "Company"), a leader in the design, manufacture and integration of electric power systems and service, including on site power, circuit protective and control power solutions, today provided a business update and announced its financial results for the third quarter and nine months ended September 30, 2021.

Recent Business Highlights and Third Quarter 2021 Financial Results:

●	Accelerating sales of E-Bloc with more than $1.8 million of equipment sold and delivered during Q3 2021
●	Launched E-Boost, a unique suite of three mobile electric vehicle (EV) charging solutions
●	Paid a special cash dividend of $0.12 per common share for an aggregate distribution of approximately $1 million
●	Strengthened balance sheet with $8.7 million in net proceeds from the sales of common stock at an average price of $10.1288 per share under the ATM program
●	Revenue of $5.7 million during Q3 2021, up 40.3% when compared to $4.1 million in Q3 2020
●	Cash provided by operating activities was $839,000 during the nine months ended September 30, 2021, as compared to cash used in operating activities of $1.3 million in the year ago period

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “The recent launch of E-Boost, our revolutionary suite of mobile EV charging solutions, and the accelerating growth of E-Bloc sales mark the success of our strategic shift to the multi-billion-dollar EV charging and distributed generation markets. We have applied our decades of power solution expertise to the design and manufacture of these unique products; E-Boost to address the largely unmet need for mobile charging and E-Bloc to streamline and simplify the installation demand for more high-capacity charging.”

“These new offerings are key levers for our continued growth, and already represent a significant portion of our overall business,” continued Mazurek. “In addition, we strengthened our balance sheet with $8.7 million in net proceeds from a recent sale of common stock providing Pioneer with the working capital it needs to pursue, win and deliver on a growing number of market opportunities in the EV charging and distributed generation space. We have a growing pipeline of opportunities that we expect to close in the coming months which we believe will drive measurable improvement in our results and increase the overall value of our business.”

EV Charging and Distributed Generation Products

E-Bloc revolutionizes power installation by providing the flexibility to combine a wide variety of distributed energy resources in a compact, integrated package. E-Bloc provides all the connectivity to install EV charging and green energy solutions while speeding installation and minimizing disruption to operations. Solutions are available for both Low and Medium voltage applications. In many cases, E-Bloc also bypasses the need to coordinate installation with local utilities, dramatically reducing installation times and cost.

E-Boost is a portfolio of low-carbon, mobile charging solutions and is initially comprised of three products:

•	E-Boost G.O.A.T. (Generator on a Truck) is a truck-mounted option that brings on-demand, high-capacity charging to EV truck and car owners at any convenient location.

•	E-Boost Mobile is a trailer-mounted solution that provides multiple options for towing and can be available at specific businesses, large sports and cultural events and relocated with minimal effort on short notice.

•	E-Boost Pod is a stationary EV charging solution with customizable high capacity charging and can be moved easily as necessary. The Pod can provide high-speed DC Fast Charging (DCFC) to two vehicles simultaneously, and like all E-Boost solutions, it can also service other power needs especially in emergency situations, such as a power outage, serving as a back-up power source with convenient power connectors and outlets available on board.

Summary Financial Results

Revenue

Total revenue for the three months ended September 30, 2021 was $5.7 million, up 40.3% compared to $4.1 million for the same period last year, primarily due to an increase in sales of the Company’s switchgear equipment. Revenue from the Company’s switchgear product lines increased by $1.5 million, or 98.8%, compared to the comparable periods last year, as a result of increased sales of automatic transfer switches and medium voltage switchgear.

Total revenue for the nine months ended September 30, 2021 was $14.8 million, up 4.8% compared to $14.1 million for the same period last year.

Gross Margin

For the three months ended September 30, 2021, Pioneer’s gross profit was $713,000, or 12.5% of revenues, compared to $739,000, or 18.2% of revenues, for the prior year period. The decrease in gross profit was primarily driven by a higher cost of goods sold as a result of global supply chain challenges, a tighter labor market and inflationary pressures.

For the nine months ended September 30, 2021, Pioneer’s gross profit increased 121% to $1.4 million, or 9.2% of revenue, from $618,000, or 4.4% of revenue, for the same period last year. The significant increase in gross profit was the result of exerting downward pressure on overhead costs coupled with the acceptance of price increases from our customers.

Operating Income / (Loss)

For the three months ended September 30, 2021, operating loss was $518,000, an increase of 14.9% compared to $451,000 during the same period last year.

For the nine months ended September 30, 2021, operating loss decreased by $1.0 million, or 30%, to $2.4 million compared to an operating loss of $3.4 million during the same period last year.

Net Income / (Loss)

The Company generated a net loss of $434,000, or $(0.05) per basic and diluted share, for the three months ended September 30, 2021 compared to net income of $1.3 million, or $0.15 per basic and diluted share, during the three months ended September 30, 2020. The decrease in net income is primarily a result of recognizing a $1.7 million gain related to the sale of short-term investments during the third quarter of 2020 and no comparable gain recognized during the third quarter of 2021.

For the nine months ended September 30, 2021, net loss was $769,000, or ($0.09) per basic and diluted share, a significant improvement of $1.5 million when compared to a net loss of $2.2 million, or ($0.26) per basic and diluted share, during the same period last year.

Balance Sheet

At September 30, 2021, the Company had $3.4 million of cash and $1.8 million of restricted cash, compared to $7.6 million of cash at December 31, 2020. Subsequent to the end of the third quarter, the Company received $8.7 million in net proceeds as a result of recent sales of common stock under the ATM Program.

Earnings Conference Call:

Management will host a conference call later today, November 16, 2021 at 4:30 p.m. Eastern Time to discuss the Company’s financial results with the investment community.

To participate, please call 1-800-289-0438 if calling within the United States or 1-323-794-2423 if calling internationally. When asked, please reference confirmation code 9337111.

The conference call will also be webcast live at https://viavid.webcasts.com/starthere.jsp?ei=1508872&tp_key=72c0532d8d

A replay will be available until November 23, 2021 and can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 9337111 to access the replay.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture and distribution of on-site power equipment, distributed generation and Energy infrastructure for applications in the EV, utility, industrial, commercial and backup power markets. The Company’s principal products include EV charging products, distribute energy resource management, switchgear and engine-generator controls, complemented by a national field-service network to maintain and repair power generation assets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on a single customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the fact that the Company’s chairman, who controls a majority of the Company’s voting power, may develop interests that diverge from yours, (xii) the liquidity and trading volume of the Company’s common stock and (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$3,372	$7,567
Restricted cash	1,775	—
Accounts receivable, net	3,304	2,587
Insurance receivable	—	95
Inventories, net	3,500	2,403
Income taxes receivable	—	407
Prepaid expenses and other current assets	646	897
Total current assets	12,597	13,956
Property, plant and equipment, net	478	433
Right-of-use assets	2,283	1,504
Notes receivable	5,671	5,350
Other assets	22	44
Total assets	$21,051	$21,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,673	$4,027
Deferred revenue	2,263	714
Current maturities of long-term debt	—	780
Income taxes payable	—	17
Total current liabilities	6,936	5,538
Long-term debt	—	633
Other long-term liabilities	1,943	1,257
Total liabilities	8,879	7,428
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 30,000,000 shares authorized; 8,726,045 shares issued and outstanding on September 30, 2021 and December 31, 2020	9	9
Additional paid-in capital	23,063	23,981
Accumulated other comprehensive income	14	14
Accumulated deficit	(10,914)	(10,145)
Total stockholders’ equity	12,172	13,859
Total liabilities and stockholders’ equity	$21,051	$21,287

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$5,685	$4,051	$14,813	$14,138
Cost of goods sold
Cost of goods sold	4,972	3,312	13,445	12,974
Write down of inventory	—	—	—	546
Total cost of goods sold	4,972	3,312	13,445	13,520
Gross profit	713	739	1,368	618
Operating expenses
Selling, general and administrative	1,231	1,190	3,738	4,001
Total operating expenses	1,231	1,190	3,738	4,001
Loss from continuing operations	(518)	(451)	(2,370)	(3,383)
Interest income	(99)	(55)	(288)	(242)
Other expense (income)	13	(1,735)	(1,294)	(904)
(Loss) income before taxes	(432)	1,339	(788)	(2,237)
Income tax expense (benefit)	2	—	(19)	5
Net (loss) income	$(434)	$1,339	$(769)	$(2,242)

(Loss) income per share:
Basic	$(0.05)	$0.15	$(0.09)	$(0.26)
Diluted	$(0.05)	$0.15	$(0.09)	$(0.26)

Weighted average common shares outstanding:
Basic	8,726	8,726	8,726	8,726
Diluted	8,726	8,726	8,726	8,726

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Operating activities
Net loss	$(769)	$(2,242)
Depreciation	110	164
Amortization of right-of-use assets	219	196
Amortization of imputed interest	(321)	(341)
Interest expense from PPP Loan	4	6
Non-cash cost of operating leases	421	320
Change in receivable reserves	68	(61)
Change in inventory reserves	61	258
Change in long term payables	—	(102)
Proceeds from insurance receivable	95	1,767
Loss on investments	—	(968)
Stock-based compensation	129	3
Payroll tax deferral	—	139
Changes in current operating assets and liabilities:
Accounts receivable	(758)	1,412
Inventories	(1,158)	313
Prepaid expenses and other assets	247	48
Income taxes	401	(512)
Accounts payable and accrued liabilities	541	(2,599)
Deferred revenue	1,549	871
Net cash provided by / (used in) operating activities	839	(1,328)

Investing activities
Additions to property, plant and equipment	(156)	—
Proceeds from sale of investments	—	2,436
Change in notes receivable	—	194
Net cash (used in) / provided by investing activities	(156)	2,630

Financing activities
Bank overdrafts	—	(374)
Funding from PPP Loan	—	1,404
Payment of deferred purchase price	—	(397)
Dividend paid to shareholders	(1,047)	—
Gain on forgiveness of PPP Loan	(1,417)	—
Principal repayments of financing leases	(639)	(517)
Net cash (used in) / provided by financing activities	(3,103)	116

(Decrease) / increase in cash and restricted cash	(2,420)	1,418
Cash, and restricted cash, beginning of year	7,567	8,213
Cash, and restricted cash, end of period	$5,147	$9,631

Non-cash investing and financing activities:
Acquisition of right-of-use assets	1,418	—

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